UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): September 26, 2025
ANI PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31812	58-2301143
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

210 Main Street West Baudette, Minnesota	56623
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (218) 634-3500
Not Applicable
(Former name or former address, if changed since last report.)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ANIP	Nasdaq Stock Market
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities.
Item 3.03	Material Modification to Rights of Security Holders.

Concurrently with the closing of the acquisition of Novitium Pharma LLC on November 19, 2021, ANI Pharmaceuticals, Inc. (the “Company”) issued and sold to Ampersand 2020 Limited Partnership (“Ampersand”) 25,000 shares of the Company’s Series A Convertible Preferred Stock (the “Preferred Shares”) in a private placement for a purchase price of $1,000 per share and an aggregate purchase price of $25 million (the “Investment”). The Investment was made pursuant to the Equity Commitment and Investment Agreement dated March 8, 2021, between the Company and Ampersand. As further described below, the Company’s Certificate of Designation of Preferences, Rights and Limitations (the “Designation”) relating to the Preferred Shares provides for optional conversion by Ampersand and mandatory conversion by the Company, each under certain circumstances and limitations, into shares of the Company’s common stock, $0.0001 par value (“Common Shares”). The Designation also provides for dividends on the Preferred Shares at 6.50% per year on a cumulative basis, payable in cash or in-kind, and participates, on a pro-rata basis, in any dividends that may be declared with respect to the Common Shares.

On August 14, 2025, in accordance with the terms of the Designation, Ampersand converted 5,000 Preferred Shares into 120,580 Common Shares based on the conversion price of $41.4662 per Common Share. The Designation, under certain circumstances and limitations, permits Ampersand to convert Preferred Shares at any time.

On September 26, 2025, in accordance with the terms of the Designation, pursuant to due notice dated September 22, 2025, the Company mandatorily converted the remaining 20,000 outstanding Preferred Shares into 482,320 Common Shares based on the conversion price of $41.4662 per Common Share. The Designation permits the mandatory conversion only if, after the second anniversary of the issuance of the Preferred Shares, the volume-weighted average price of the Company’s Common Shares for any 20 trading days out of 30 consecutive trading days exceeds 170% of the conversion price, which conditions had been satisfied.

The foregoing conversions of all 25,000 Preferred Shares for an aggregate of 602,900 Common Shares results in no Preferred Shares remaining outstanding.

The foregoing summary of the Designation does not purport to be complete and is subject to, and qualified in its entirety by, such document attached as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 26, 2021, which exhibit is incorporated herein by reference.

The Common Shares issued upon the conversions of the Preferred Shares were issued in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended, as involving exchanges by us exclusively with our existing security holder in transactions where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 26, 2025	ANI PHARMACEUTICALS, INC.

	By:	/s/ Stephen P. Carey
	Name:	Stephen P. Carey
	Title:	Senior Vice President Finance and Chief Financial Officer